Exhibit 23.1

Chang G. Park, CPA, Ph. D.
t 2667 CAMINO DEL RIO S. SUITE B t SAN DIEGO, CALIFORNIA 92108 t
t Telephone (858) 722-5953 t FAX (858) 761-0341 t FAX (858) 764-5480
t E-MAIL changgpark@gmail.comt

February 23, 2010

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of February 11, 2010 on the audited financial statements of Green Star Alternative Energy, Inc. (formerly R&R Travel Inc.) as of December 31, 2009 and 2008, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Chang G. Park
CHANG G. PARK, CPA

Member of the California Society of Certified Public Accountants Registered with the Public Company Accounting Oversight Board